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                                                                       Exhibit 1

[Logo of Terra Industries]
                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                      Telephone:  (712) 277-1340
                                                        Telefax:  (712) 233-3648
                                                         www.terraindustries.com
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NEWS RELEASE
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For Immediate Release                                   Contact: Paula C. Norton
                                                                  (712) 277-5438


TERRA NAMES BENNETT EVP AND COO

Sioux City, Iowa (February 27, 1997)NTerra Industries Inc. (NYSE symbol: TRA) today announced that Michael L. Bennett (43) has been promoted to the position of Executive Vice President and Chief Operating Officer of the company. Bennett had been Senior Vice President of Terra and President of its Distribution Division. No successor has yet been named to the latter position.

Bennett joined Terra in 1973 at its Port Neal nitrogen fertilizer manufacturing plant, near Sioux City. He has had extensive experience in fertilizer manufacturing, supply, distribution and sales. In 1992 Bennett moved into the Distribution Division as vice president of the northern division, responsible for sales of all crop input products in the northern half of the country. He was named Senior Vice President in October 1994 and President of Terra's entire distribution business in November 1995.

Bennett is an active member in a number of trade organizations and currently serves as a director of the Agricultural Retailers Association and Senior Vice Chairman of the Agribusiness Association of Iowa.

Terra Industries Inc., with 1996 revenues of $2.3 billion, is a leading marketer and producer of nitrogen fertilizer, crop protection products, seed and services for agricultural, turf, ornamental and other growers. Terra also produces nitrogen products and methanol for industrial customers.

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Note: Terra Industries' news releases are available at no charge through PR
Newswire's "Company News On-Call" fax service. To obtain a Terra news release, call 800-758-5804, code 437906.